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                           [ELLEN TRACY LETTERHEAD]



October 22nd, 1996


Mr. Hugh Gaither
President
Ridgeview Inc.
2101 N. Main Avenue
Newton, North Carolina 28658

Dear Hugh,

This letter confirms our agreement to extend our present contract which expires December 31st, 1996, to December 31st, 1997. As we discussed, this agreement binds both parties to the terms of the previous contract. The projected volume for the next year will be $5,000,000, and the minimum guaranty of $350,000 to be paid in quarterly installments.

We hope that you will surpass your expectations in the upcoming year, and we would be happy to meet so that we can discuss the best way to utilize your marketing and advertising dollars.

Sincerely,


/s/ Howard Rosenberger

Howard Rosenberger
Executive Vice President

cc:  Mr. Gallen
     L. Allard
     B. Burbank
     B. Tartarkin